GLASGAL COMMUNICATIONS


         FROM:     GLASGAL COMMUNICATIONS
                   Contact: Isaac Gaon - Chief Executive Officer
                            (201) 890-4800

                   MWW/STRATEGIC COMMUNICATIONS, INC.
                   Public Relations - Tel. (201) 507-9500
                   Contact: Robert C. Ferris (rferris@mww.com) Robert E. Swadosh (rswadosh@mww.com)

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                                                           FOR IMMEDIATE RELEASE


                     GLASGAL COMMUNICATIONS, INC. ANNOUNCES
                             REDEMPTION OF WARRANTS

TOTOWA, NJ - September 23, 1997 - Glasgal Communications, Inc., (Nasdaq: GLAS), today announced it has provided notice that it will redeem all of its approximately 2.8 million publicly traded Common Stock Purchase Warrants (Nasdaq: GLASW) on October 23, 1997 (the "Redemption Date"), at the redemption price of $.05 per Warrant. Registered Warrantholders desiring to exercise Warrants must do so by surrendering the duly completed and executed certificate evidencing the Warrants accompanied by the exercise price to Continental Stock Transfer & Trust Company ("the Warrant Agent") for receipt no later than 5:00 p.m. New York time on October 22, 1997, the business day prior to the Redemption Date. Warrantholders may contact the Warrant Agent, Continental Stock Transfer & Trust Company (212) 509-4000 (ext. 545), for additional information concerning the exercise and redemption of Warrants. Any Warrants not exercised by October 22, 1997 will be entitled only to the redemption price of such Warrants, and the holder thereof shall have forfeited the right to so exercise.

Each Warrant currently entitles the holder thereof to acquire one share of the Company's Common Stock, par value $.001 per share, at a price of $3.75 per share. A copy of the Company's prospectus relating to the Common Stock and Warrants can be obtained from the Warrant Agent.

The Company intends to utilize the proceeds from Warrant exercises, if any, to reduce long-term debt and short-term borrowings under its revolving credit facility, as well as for general working capital purposes, which could include future acquisitions.

Glasgal Communications, Inc. provides configuration, integration and deployment services directly to Fortune 2000 customers in the USA and Canada. In addition, the Company provides


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these services to Technology  Manufacturers,  Systems  Integrators  and Software
Developers  who  outsource  their  implementation   needs.  The  Company  has  a
proprietary software tool that materially reduces the labor hours and skill levels required in the configuration and integration of network devices, PC's and servers.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OF QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

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